Exhibit 10.4

EXECUTION VERSION

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of May 12, 2014 (and effective as set forth in Section 23 of this Agreement), is made and entered into by and among The Hillshire Brands Company, a Maryland corporation (the “Company”), and Blackstone Capital Partners V L.P., Blackstone Capital Partners V-AC L.P., Blackstone Family Investment Partnership V-SMD L.P., Blackstone Family Investment Partnership V L.P., Blackstone Participation Partnership V L.P., each a Delaware limited partnership, and BCPV Pinnacle Holdings LLC, a Delaware limited liability company (collectively, the “Blackstone Funds”). The Company and each of the Blackstone Funds are referred to individually as a “Party” and collectively as the “Parties.”

W I T N E S S E T H

WHEREAS, concurrently with the execution of this Agreement, the Company, Pinnacle Foods, Inc. (“Target”), Helix Merger Sub Corporation, a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Corp”), and Helix Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (“Merger LLC”), are entering into an Agreement and Plan of Merger, dated May 12, 2014 (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, subject to the terms and conditions thereof, among other things, (a) Merger Corp will merge with and into Target, with Target surviving as the Surviving Corporation (the “Merger”), and (b) if the 368 Opinion (as defined in the Merger Agreement) is delivered, following the Merger, the Surviving Corporation will merge with and into Merger LLC, with Merger LLC surviving (the “Second Merger” and, together with the Merger, the “Mergers”), and each of Target’s issued and outstanding shares of common stock, par value $0.01 per share (“Target Common Stock”), other than shares of Target Common Stock owned, directly or indirectly, by the Company, Target, Merger LLC or Merger Corp, will, subject to the terms of the Merger Agreement, be converted into the right to receive the Merger Consideration (as defined in the Merger Agreement);

WHEREAS, upon the consummation of the Merger, subject to the terms of the Merger Agreement, the Blackstone Funds will receive, in respect of their shares of Target Common Stock, the Merger Consideration, which includes shares of Company common stock, par value $0.01 per share (“Common Stock”); and

WHEREAS, in connection with the entry into the Merger Agreement, the Company and the Blackstone Funds have agreed to enter into this Agreement, which will only become effective if and on the date that the Merger is consummated (the “Closing Date”).

NOW THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

1.	CERTAIN DEFINITIONS.

In addition to the other terms defined in this Agreement, the following terms shall have the following meanings, applicable to both the singular and plural forms thereof:

“Affiliate” means, with respect to any specified Person, any other another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means. For the avoidance of doubt, the Company shall not be deemed to be an Affiliate of the Blackstone Entities by virtue of the Blackstone Agreements.

“Business Day” means any day on which the New York Stock Exchange is open for trading.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the relevant time.

“FINRA” means the Financial Industry Regulatory Authority.

“Holders” means any one or more Blackstone Funds or any Stockholders (as defined in the Stockholders Agreement), including their Permitted Transferees; provided, however, that the term “Holders” shall not include (i) any Blackstone Fund or Stockholder that ceases to own or hold any Registrable Securities, or (ii) any transferee (other than the Blackstone Funds or a Stockholder, including any Permitted Transferee) of shares of Common Stock pursuant to transfer from a Holder.

“Law” means any United States, federal, state or local or any foreign law (in each case, statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, statute, regulation or other similar requirement enacted, issued, adopted, promulgated, entered into or applied by any federal, state or local court, administrative or regulatory agency or commission or other governmental authority or instrumentality, domestic or foreign.

“Other Registration Rights Agreements” means registration rights agreements entered into by the Company after the date hereof.

“Permitted Transferee” has the meaning ascribed thereto in the Stockholders Agreement.

“Person” means any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Registrable Security(ies)” means any shares of Common Stock received by the Holders in the Merger but only for so long as such shares are held by the Holders; provided that as to any particular Registrable Securities, such securities shall cease to constitute Registrable Securities (i) when a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of thereunder; (ii) when and to the extent such securities are permitted to be publicly sold without limitation as to volume pursuant to Rule 144 (or any successor provision to such Rule) under the Securities Act; or (iii) when such securities shall have ceased to be issued and outstanding.

“Registration Expenses” means all expenses incurred by the Company in effecting any registration pursuant to this Agreement or with respect to which rights to Piggyback Registration are exercised with respect to Registrable Securities, including, without limitation, the following: all registration, qualification, filing and listing fees, fees and expenses associated with filings required to be made with FINRA, all printing (including expenses of printing certificates for the Registrable Securities in a form eligible for deposit with the Depository Trust Company and of printing prospectuses if the printing of prospectuses is requested by a holder of Registrable Securities) and copying expenses, all messenger, telephone and delivery expenses, fees and disbursements of counsel for the Company, blue sky fees and expenses (including the reasonable and documented fees of counsel for the underwriters in connection with blue sky qualifications of the Registrable Securities pursuant to Section 5.1(a)(vi)), expenses of the Company’s independent registered public accountants in connection with the registration under the Securities Act of Registrable Securities (including the expenses of any regular or special reviews or audits or “comfort” letters incident to or required by any such registration), expenses of the Company incurred in connection with any “road show” and any and all of the Company’s internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties and the expense of any annual audit); but shall exclude any underwriting discounts, selling commissions, brokerage fees and stock transfer taxes attributable to the sale of Registrable Securities by the Holders, or the fees and expenses of any legal counsel and any other advisors engaged by the Holders.

“Rights Effective Date” means the date that is 90 days from the Closing Date.

“SEC” means the United States Securities and Exchange Commission, or such other federal agency at the time having the principal responsibility for administering the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the relevant time.

“Stockholders Agreement” means that certain Stockholders Agreement, dated as of the date hereof, among the Company and the Holders, as amended, supplemented or modified from time to time.

“Underwritten Offering” means a sale of securities of the Company to an underwriter or underwriters for reoffering to the public.

“WKSI” means a well-known seasoned issuer, as defined in the Rule 405 under the Securities Act.

2.	SHELF REGISTRATION STATEMENT; DEMAND REGISTRATION.

(a) Subject to the terms and conditions contained herein (including the limitations set forth in Section 2(b), Section 2(c) and Section 7):

(i) The Company shall use commercially reasonable efforts to prepare and file with the SEC a shelf registration statement on Form S-3 (or any successor form) providing for continuous resales of securities pursuant to Rule 415 of the Securities Act (a “Shelf Registration Statement”) with respect to sales of Registrable Securities which may be made by the Holders, and to cause such Shelf Registration Statement to be declared effective by the SEC on or prior to the Rights Effective Date. Upon the demand of Holders pursuant to a notice made at any time and from time to time beginning ten (10) days prior to the Rights Effective Date, the Company will facilitate, beginning on the Rights Effective Date, in the manner described in this Section 2(a)(i), a “takedown” of shares of Common Stock off of such Shelf Registration Statement (a “Shelf Takedown”), including, subject to the limitations set forth in Section 2(a)(v), an Underwritten Offering. Notwithstanding the foregoing, if the Company is a WKSI, the Company shall file, on or prior to the Rights Effective Date, the Shelf Registration Statement in the form of an automatic shelf registration statement (as defined in Rule 405 under the Securities Act) or any successor form thereto registering all Registrable Securities then held by such Holders. Within ten (10) days after the Shelf Registration Statement is declared effective, the Company will deliver written notice thereof to all other Holders. Each Holder may elect to participate with respect to its Registrable Securities in the Shelf Registration Statement in accordance with the plan and method of distribution set forth, or to be set forth, in such Shelf Registration Statement by delivering to the Company a written request to so participate within ten (10) days after the Company notifies each Holder in writing of the effectiveness of the Shelf Registration Statement. Subject to Section 2(c), the Company will use its commercially reasonable efforts to keep the Shelf Registration Statement continuously effective (including by filing a new Shelf Registration Statement on or prior to the date any prior Shelf Registration Statement would become unusable under the Securities Act) until the earlier of (i) two (2) years after the Shelf Registration Statement has been declared effective; (ii) the date on which all Registrable Securities covered by the Shelf Registration Statement have been sold thereunder in accordance with the plan and method of distribution disclosed in the prospectus included in the Shelf Registration Statement, or otherwise cease to be Registrable Securities; and (iii) the date on which this agreement terminates pursuant to Section 23.

(ii) Following the Rights Effective Date, at any time that a Shelf Registration Statement is effective, if any Holder delivers a notice to the Company (a “Take-Down Notice”) stating that it intends to sell all or part of its Registrable Securities included by it on the Shelf Registration Statement in an Underwritten Offering (a “Shelf Offering”), then, the Company shall promptly amend or supplement the Shelf Registration Statement as may be necessary in order to enable such Registrable Securities to be distributed pursuant to the Shelf Offering.

(iii) At any time after the Rights Effective Date, Holders may request by written notice delivered to the Company (a “Demand Notice”) that the Company register under the Securities Act all or any portion (subject to Section 2(a)(v)) of the Registrable Securities then held by Holders, for sale in the manner specified in such Demand Notice (including, but not limited to, an Underwritten Offering) (a “Demand Registration”). In each such case, the Demand Notice shall specify the number of Registrable Securities for which registration is requested and the proposed manner of disposition of such securities.

(iv) The Company shall use its commercially reasonable efforts to file with the SEC within twenty (20) days after the Company’s receipt of a Demand Notice a registration statement for the public offering and sale, in accordance with the method of disposition specified by Holders in such Demand Notice, of the number of Registrable Securities specified in such notice, and thereafter use its commercially reasonable efforts to cause such registration statement to become effective within forty-five (45) days after its filing. Such registration statement may be on Form S-3 or another appropriate form that the Company is eligible to use and that is reasonably acceptable to the managing underwriter, if any. A Demand Registration shall not be deemed to have been effected and shall not count as a Demand Registration (i) unless a registration statement with respect thereto has become effective and has remained effective for a period of at least ninety (90) days or such shorter period in which all Registrable Securities included in such Demand Registration have actually been sold thereunder (provided, that such period shall be extended for a period of time equal to the period the holder of Registrable Securities refrains from selling any securities included in such registration statement at the request of the Company or the lead managing underwriter(s) pursuant to the provisions of this Agreement) or (ii) if, after it has become effective, such Demand Registration becomes subject, prior to ninety (90) days after effectiveness, to any stop order, injunction or other order or requirement of the SEC or other governmental authority, other than by reason of any act or omission by the applicable Selling Stockholders. Demand Registrations shall be on such appropriate registration form of the Commission as shall be selected by the Company and reasonably acceptable to the requesting Holders.

(v) The Company shall not have any obligation hereunder to register any Registrable Securities under Section 2(a)(ii) for a Demand Registration or an underwritten Shelf Offering unless it shall have received a request from Holders to register at least the lesser of (x) twenty-five percent (25%) of the aggregate amount of Registrable Securities held by all of the Holders and (y) Registrable Securities having a market value of no less than $150 million, in each case as of the date of such request.

(vi) If the Company is required to use its commercially reasonable efforts to register Registrable Securities in a registration initiated upon the demand of Holders pursuant to Section 2(a)(ii) of this Agreement and the managing underwriters for such offering advise that the inclusion of all securities sought to be registered pursuant to Section 2 hereof may interfere with an orderly sale and distribution of or may adversely affect the success or price of such offering, then the Company will include in such offering, first, the aggregate number of Registrable Securities requested to be included by Holders pursuant to the Demand Notice, second, the shares of Common Stock of third party stockholders that are entitled to registration rights under Other Registration Rights Agreements (“Third Party Securities”), allocated pro rata among the Third Party Securities as the Company and such third party stockholders may agree or as may be provided in the Other Registration Rights Agreement, and third, all other securities requested or proposed to be included in such registration statement (including shares of Common Stock to be sold for the account of the Company).

(b) The obligations of the Company to effect, or to take any action to effect, a Demand Registration or an underwritten Shelf Takedown shall be limited as follows:

(i) Between the Closing Date and the Rights Effective Date, Holders do not have the right to require the Company to effect any Demand Registrations or underwritten Shelf Takedowns;

(ii) From the period commencing on the Rights Effective Date through the Termination of this Agreement, Holders may require the Company to effect two (2) Demand Registrations or underwritten Shelf Takedowns in any 365-day period; provided, that Holders may not require the Company to effect any such offering prior to ninety (90) days following a previous Demand Registration or underwritten Shelf Takedown;

(iii) If a Demand Registration or Shelf Takedown shall have taken the form of a “bought deal” or a “block trade”, in either case representing five percent (5%) or more of the outstanding Common Stock at such time (a “Block Sale”), no Holder shall be permitted in any event to sell additional Registrable Securities pursuant to a Shelf Takedown for ninety (90) days following such Block Sale; and

(iv) In no event shall the Company be required to include a Holder’s Registrable Securities in a Demand Registration or underwritten Shelf Takedown if such Holder included in any registration under Section 3 and declared effective within sixty (60) calendar days preceding the related Demand Notice at least seventy-five percent (75%) of the Registrable Securities such Holder sought to be included in such registration under Section 3.

(c) Notwithstanding any other provision of this Agreement, in the event of a Blackout Period the Company shall have the right to defer or suspend the filing or effectiveness of a registration statement relating to any registration requested under Section 2(a)(i) (1) until the expiration of the applicable Blackout Period and (2) for a reasonable period of time not to exceed sixty (60) days if a prior registration statement of the Company for an underwritten public offering by the Company of its securities was declared effective by the SEC less than ninety (90) days prior to the anticipated effective date of the requested registration. In the event of an Information Blackout under clause (1) of the definition thereof, the Company shall deliver to the Holders requesting registration a certificate signed by either the chief executive officer or the chief financial officer of the Company certifying that, in the good faith judgment of the board of directors of the Company, the conditions described in clause (1) of the definition of Information Blackout are met. Such certificate shall contain an approximation of the anticipated delay.

(d) Any Demand Notice may be revoked by notice from the Holder to the Company prior to the effective date of the corresponding registration statement; provided, that such revoked Demand Notice will count for purposes of Section 2(b) unless the Company is promptly reimbursed for all out-of-pocket expenses (including fees of outside counsel and accountants and other Registration Expenses) incurred by the Company relating to the registration requested pursuant to such revoked Demand Notice. A Demand Notice may not be made for a minimum of ninety (90) calendar days after the revocation of an earlier Demand Notice.

(e) Any time that a Demand Registration involves an Underwritten Offering, the Company (in consultation with the Holders) shall select the investment banker(s) and manager(s) that will serve as managing underwriters (including which such managing underwriters will serve as lead or co-lead) and underwriters with respect to the offering of such Registrable Securities; provided, that such investment banker(s) and manager(s) shall be reasonably acceptable to the Holders (such acceptance not to be unreasonably withheld, conditioned or delayed).

3.	INCIDENTAL REGISTRATION.

(a) At any time after the Rights Effective Date until two (2) years following the Rights Effective Date, subject to the terms and conditions hereof, if the Company proposes to register any equity securities of the Company (whether proposed to be offered for sale by the Company or by any other Person (other than the Holders)) (collectively, “Other Securities”) for public sale under the Securities Act (other than a registration by the Company (i) on Form S-4 or any successor form thereto, (ii) on Form S-8 or any successor form thereto, (iii) pursuant to Section 2 or (iv) on a form or in a manner which would not permit registration of Registrable Securities for sale to the public under the Securities Act), it will give prompt written notice (which notice shall specify the intended method or methods of disposition) to Holders of its intention to do so (such notice, an “Incidental Notice”), and upon the written request of Holders delivered to the Company within ten (10) Business Days after the giving of any such notice (which request shall specify the number of Registrable Securities intended to be disposed of by Holders) the Company will, subject to the terms and conditions hereof, use its commercially reasonable efforts to effect, in connection with the registration of the Other Securities, the registration under the Securities Act of all Registrable Securities which the Company has been so requested to register by the Holders (a “Piggyback Registration”); provided, however, that:

(i) any Holder who has included Registrable Securities in a registration under Section 2 that was declared effective within the ninety (90) calendar days immediately preceding the receipt of such Incidental Notice shall not be permitted to request the inclusion of any Registrable Securities in such Piggyback Registration;

(ii) if, at any time after giving an Incidental Notice and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to register such Other Securities, the Company may, at its election, give written notice of such determination to Holders within five (5) Business Days thereof and thereupon the Company shall be relieved of its obligation to register such Registrable Securities in connection with the registration of such Other Securities, without prejudice, however, to the rights (to the extent applicable and subject to the terms and conditions hereof) of Holders to request that such registration be effected as a registration under Section 2;

(iii) in connection with any Underwritten Offering, the Company will not be required to effect any registration of Registrable Securities pursuant to this Section 3 if the Company shall have been advised by the managing underwriter for the offering selected by the Company that, in such firm’s opinion, a registration of Registrable Securities and Other Securities sought to be included in such Piggyback Registration may interfere with an orderly sale and distribution of the securities being sold in such offering or would adversely affect the success thereof; provided, however, that if an offering of some but not all of the Registrable Securities requested to be registered by the Holders and Other Securities sought to be included in such registration (other than pursuant to so-called “piggyback” or other incidental or participation registration rights) would not have such adverse effect in the opinion of such firm, then the Company will include in such offering: first, the Other Securities to be registered for the Company’s account, second, the Registrable Securities requested to be registered by the Holders pursuant to Section 3, as well as all other Third Party Securities requested to be registered by third party stockholders under Other Registration Rights Agreements, allocated pro rata among the Registrable Securities and Third Party Securities based on the number of Registrable Securities and Third Party Securities proposed to be registered in such registration by the Holders and such third party stockholders, as applicable, and third, all Other Securities requested to be included in such registration; and

(iv) the Company shall not be required to give notice of, or effect any registration of Registrable Securities under this Section 3 incidental to, the registration of any of its securities in connection with mergers, consolidations, acquisitions, exchange offers, subscription offers, dividend reinvestment plans or stock options or other employee benefit or compensation plans.

(b) In connection with any Underwritten Offering under this Section 3, the Company shall not be required to include the Registrable Securities of a Holder unless such Holder accepts the terms of the underwriting as agreed upon between the Company and the lead managing underwriter(s), which shall be selected by the Company.

(c) No registration of Registrable Securities effected under this Section 3 shall relieve the Company of its obligations (if any) to effect registrations of Registrable Securities pursuant to Section 2.

4.	HOLDBACKS; OTHER RESTRICTIONS AND ACKNOWLEDGEMENTS.

(a) In connection with any Underwritten Offering, if requested by the managing underwriter, each Holder agrees to enter into customary agreements restricting the public sale or distribution of equity securities of the Company (including sales pursuant to Rule 144 under the Securities Act) during the period commencing on the launch of such offering but no earlier than ten (10) days prior to the “pricing” of such Underwritten Offering and continuing for not more than sixty (60) days after the date of the “final” prospectus (or “final” prospectus supplement if the Underwritten Offering is made pursuant to a shelf registration statement), pursuant to which such Underwritten Offering shall be made, or such lesser period as is required by the lead managing underwriter(s).

(b) If any Demand Registration or Shelf Takedown involves an Underwritten Offering, the Company, if requested by the managing underwriter, will not effect any public sale or distribution of any common equity (or securities convertible into or exchangeable or exercisable for common equity) (other than a registration statement on Form S-4, Form S-8 or any successor forms thereto or any other form for the registration of securities issued or to be issued in connection with a merger, acquisition or employee benefit plan) for its own account within sixty (60) days after the effective date of such registration except as may otherwise be agreed between the Company and the lead managing underwriter(s) of such Underwritten Offering.

(c) The Company covenants and agrees during the term of this Agreement, without the prior written consent of the Holders, not to enter into any Other Registration Rights Agreement that (i) contains registration rights in favor of a third party that would have priority to the rights of Holders contained in this Agreement or (ii) grants any third party with a right to cause the Company to effect a registration similar to the Demand Registration during such period (unless the Holders are permitted to participate pro rata with such third party in such registration).

5.	REGISTRATION PROCEDURES.

(a) If and whenever the Company is required by the provisions of this Agreement to use commercially reasonable efforts to effect or cause a registration as provided in this Agreement and at such times as customarily occur in registered offerings or shelf takedowns, as applicable, the Company shall as expeditiously as reasonably practicable:

(i) use commercially reasonable efforts to prepare and file with the SEC, a registration statement within the time periods specified herein, and use commercially reasonable efforts to cause such registration statement to become effective as promptly as practicable and to remain effective under the Securities Act until the earlier of such time as all securities covered thereby are no longer Registrable Securities or 180 days after such registration statement becomes effective with respect to registrations pursuant to Section 2(a), in every case as any such period may be extended pursuant to Section 7 hereto, provided, however, that the Company may discontinue any registration of its securities which are not Registrable Securities at any time prior to the effective date of the registration statement relating thereto;

(ii) prepare and file with the SEC such amendments, post-effective amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for such period of time required by Section 5(a)(i) above, as such period may be extended pursuant to Section 7 hereto, and as may be necessary for such registration statement to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

(iii) if requested by the lead managing underwriter(s), if any, or the Holders of a majority of the then outstanding Registrable Securities being sold in connection with an Underwritten Offering, to the extent reasonably acceptable to the Company, include in a prospectus supplement or post-effective amendment such information as the lead managing underwriter(s), if any, and such Holders may reasonably request in order to permit the intended method of distribution of such securities and make all required filings of such prospectus supplement or such post-effective amendment within the time period specified in this Agreement; provided, however, that the Company shall not be required to take any actions under this Section 5(a)(iii) that are not, in the opinion of counsel for the Company, in compliance with applicable Law;

(iv) within a reasonable time prior to the filing of any registration statement, any prospectus, any amendment to a registration statement, amendment or supplement to a prospectus or any Free Writing Prospectus, provide copies of such documents to the Holders of the Registrable Securities being sold and to the underwriter or underwriters of an Underwritten Offering, if applicable, and to underwriter’s counsel; provided, that before filing such registration statement or any amendments thereto, the Company will furnish to the Holders which are including Registrable Securities in such registration (“Selling Stockholders”), their counsel and the lead managing underwriter(s), if any, copies of all such documents proposed to be filed, which documents will be subject to the review and reasonable comment of such counsel, and other documents reasonably requested by such counsel, including any comment letter from the SEC. The Company shall not file any such registration statement or prospectus or any amendments or supplements thereto with respect to a Demand Registration to which the Holders of a majority of Registrable Securities reasonably object, based upon the advice of their counsel or the lead managing underwriter(s), if any, shall reasonably object, in writing, on a timely basis, unless, in the opinion of the Company, such filing is necessary to comply with applicable Law;

(v) comply in all material respects with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during the period during which any such registration statement is required to be effective;

(vi) furnish to Holders and any underwriter of Registrable Securities, (a) such number of copies (including manually executed and conformed copies) of such registration statement and of each amendment thereof and supplement thereto (including all annexes, appendices, schedules and exhibits), (b) such number of copies of the prospectus, used in connection with such registration statement (including each preliminary prospectus and any summary prospectus) and each free writing prospectus (as defined in Rule 405 of the Securities Act) (a “Free Writing Prospectus”) utilized in connection therewith and any other prospectus filed under Rule 424 under the Securities Act, and (c) such number of copies of other documents, in each case as Holders or such underwriter may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities;

(vii) use commercially reasonable efforts to register or qualify or reasonably cooperate with the Holders selling Registrable Securities pursuant to such registration statement, the underwriters, if any, and their respective counsel in connection with the registration or qualification (or exemption form such registration or qualification) of all Registrable Securities covered by such registration statement under the securities or “blue sky” laws of states of the United States as Holders or any underwriter shall reasonably request, and to keep each such registration or qualification (or exemption therefrom) effective during the period such registration statement is required to be kept effective hereunder and take any other action which may be reasonably necessary to enable such Holders and underwriters to consummate the disposition in such jurisdictions of the Registrable Securities owned by such Holders; provided, however, that the Company shall not be required to (a) qualify generally to do business as a foreign corporation or as a dealer in securities in any jurisdiction wherein it would not but for the requirements of this clause (vii) be qualified or subject, or (b) subject itself to taxation or consent to general service of process in any such jurisdiction;

(viii) reasonably cooperate with Holders and the sole underwriter or managing underwriter of an Underwritten Offering of shares, if any, to facilitate the timely preparation and delivery of certificates representing the shares to be sold and not bearing any restrictive legends unless required by applicable Law; and enable such shares to be in such denominations (consistent with the provisions of the governing documents thereof) and registered in such names as the Holders or the sole underwriter or managing underwriter of an Underwritten Offering of shares, if any, may reasonably request consistent with this Agreement;

(ix) use commercially reasonable efforts to cause the Registrable Securities covered by such registration statement to be registered with, or approved by, such other United States public, governmental or regulatory authorities, if any, as required to enable the Holders thereof to consummate the disposition of such Registrable Securities;

(x) use commercially reasonable efforts to list the securities covered by such registration statement on the New York Stock Exchange, if the listing of such Registrable Securities are then permitted under the applicable rules of such exchange;

(xi) notify Holders as promptly as practicable and, if requested by Holders, confirm such notification in writing, (a) when a prospectus or any prospectus supplement has been filed with the SEC, and, with respect to a registration statement or any post-effective amendment thereto, when the same has been declared effective by the SEC, (b) of the issuance by the SEC of any stop order suspending the effectiveness of the registration statement or the initiation of any proceedings by the SEC for that purpose, (c) of the receipt by the Company of any notification with respect to the suspension of the qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, (d) of the occurrence of any event which requires the making of any changes to a registration statement or related prospectus so that such documents will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (and the Company shall promptly prepare and furnish to Holders a reasonable number of copies of a supplemented or amended prospectus such that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading), (e) any request by the SEC or any other U.S. or state governmental authority for amendments or supplements to the registration statement or the prospectus or for additional information, and (f) of the Company’s determination that the filing of a post-effective amendment to the registration statement shall be necessary or appropriate;

(xii) use commercially reasonable efforts to provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such registration statement from and after a date not later than the effective date of such registration statement;

(xiii) enter into such agreements (including, in the case of an Underwritten Offering, underwriting agreements in customary form, scope and substance as is customary in Underwritten Offerings) and use commercially reasonable efforts to take such other appropriate actions as are reasonably requested by the Holders of Registrable Securities being sold in connection therewith (including those reasonably requested by the managing underwriters, if any) as are customary and reasonably necessary to expedite or facilitate the disposition of such Registrable Securities, and in that regard, in an Underwritten Offering (i) make such representations and warranties to the Holders of such Registrable Securities and the underwriters, if any, with respect to the business of the Company and its subsidiaries, and the registration statement, prospectus and documents, if any, incorporated or deemed to be incorporated by reference therein, in each case, in form, substance and scope as are customarily made by issuers in Underwritten Offerings, and, if true, confirm the same if and when requested, (ii) deliver such documents and certificates as reasonably requested by the Holders of a majority of the Registrable Securities being sold, their counsel and the lead managing underwriters(s), if any, to evidence the continued validity of the representations and warranties made pursuant to sub-clause (i) above and to evidence compliance with any customary conditions contained in the underwriting agreement entered into by the Company, (iii) use commercially reasonable best efforts to cause its independent accountants to deliver to the Company (and to the Holders of Registrable Securities being sold in any registration) an accountants’ comfort letter (or, in the case of any such Person which does not satisfy the conditions for receipt of a “comfort” letter specified in Statement on Auditing Standards No. 72, an “agreed upon procedures” letter) substantially similar to that in scope delivered in an underwritten public offering and covering audited and interim financial statements included in the registration statement and (iv) use commercially reasonable efforts to furnish to the Holders of Registrable Securities being included in any such registration an opinion of counsel in substance and scope to that customarily delivered to underwriters in public offerings, addressed to the underwriters; the above shall be done at each closing under such underwriting or similar agreement, or as and to the extent required thereunder;

(xiv) in connection with any Underwritten Offering, to extent the managing underwriter(s) of such offering shall request, have appropriate officers of the Company prepare and make presentations as part of a customary “road show”, which may be videotaped or otherwise electronically delivered, and other information meetings reasonably organized by the underwriters, in each case upon reasonable advance notice and at mutually agreed times and otherwise use its reasonable best efforts to cooperate as reasonably requested by the Holders and the underwriters in the offering, marketing or selling of the Registrable Securities, provided, however, that the Company shall only be required to participate in any “road show” once in any 365-day period;

(xv) cooperate with each seller of Registrable Securities and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA; and

(xvi) use reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of such registration statement, or the lifting of any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction at the earliest reasonable practicable date, except that, subject to the requirements of Section 5(a)(vii), the Company shall not for any such purpose be required to (A) qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this clause (xvi) be obligated to be so qualified, (B) subject itself to taxation in any such jurisdiction or (C) file a general consent to service of process in any such jurisdiction.

(b) The Company may require each Holder of Registrable Securities being sold in a registration hereunder and each underwriter, if any, to furnish to the Company in writing such information regarding such Holder or underwriter and the distribution of such Registrable Securities as the Company may from time to time reasonably request to complete or amend the information required by such registration statement.

(c) Upon the receipt of any notice from the Company of the occurrence of any event of the kind described in clause (b), (c), (d), (e) and (f) of Section 5(a)(xi), Holders shall forthwith discontinue any offer and disposition of Registrable Securities pursuant to the registration statement and prospectus covering such Registrable Securities until all Holders shall have received copies of a supplemented or amended prospectus which is no longer defective, or until it is advised in writing by the Company that the use of the applicable prospectus may be resumed, and, if so directed by the Company, shall deliver to the Company, at the Company’s expense, all copies (other than permanent file copies) of the defective prospectus covering such Registrable Securities which are then in the Holders’ possession. If the Company shall provide any notice of the type referred to in the preceding sentence, the period during which the registration statements are required to be effective as set forth under Section 5(a)(i) shall be extended by the number of days the Holder is required to discontinue disposition of such securities.

6.	UNDERWRITING.

(a) If requested by the underwriters for any Underwritten Offering of Registrable Securities pursuant to a registration hereunder, the Company will enter into and perform its obligations under an underwriting agreement with the underwriters for such offering, such agreement to contain such representations and warranties by the Company and such other terms and provisions as are customarily contained in underwriting agreements with respect to secondary distributions, including, without limitation, customary provisions relating to indemnities and contribution and the provision of opinions of counsel and accountants’ letters.

(b) If any registration pursuant to Section 3 hereof shall involve, in whole or in part, an Underwritten Offering, the Company may require Registrable Securities requested to be registered pursuant to Section 3 to be included in such underwriting on the same terms and conditions as shall be applicable to the securities being sold through underwriters under such registration. In such case, Holders, if requesting registration, shall be a party to any such underwriting agreement. Such agreement shall contain such representations and warranties by the Holders requesting registration and such other terms and provisions as are customarily contained in underwriting agreements with respect to secondary distributions, including, without limitation, provisions relating to indemnities and contribution.

(c) In any offering of Registrable Securities pursuant to a registration hereunder, if requested by the managing underwriter, Holders shall also enter into such additional or other agreements as may be customary in such transactions, which agreements may contain, among other provisions, such representations and warranties as the Company or the underwriters of such offering may reasonably request (including, without limitation, those concerning Holders their Registrable Securities, Holders’ intended plan of distribution and any other information supplied by it to the Company for use in such registration statement), and customary provisions relating to indemnities and contribution.

7.	INFORMATION BLACKOUT; SUSPENSION OF SALES.

(a) Upon written notice from the Company to Holders that the Company has determined in good faith that (1) sale of Registrable Securities pursuant to a registration statement would require disclosure of non-public material information (A) which disclosure the Company has determined would not be in the best interest of the Company if disclosed at such time (including at any time during a “blackout period” in accordance with the Company’s trading policies) or (B) relating to a material financing or business transaction involving the Company or (2) a registration statement contains or may contain an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading (an “Information Blackout”), the Company may postpone the filing or initial effectiveness of any registration statement required hereunder and, if such registration statement has become effective, the Company shall not be required to maintain the effectiveness of such registration statement and Holders shall suspend sales of Registrable Securities pursuant to such registration statement, in each case, until deemed advisable in the good faith judgment of the Company, and for a period of no longer than sixty (60) days after the Company makes such good faith determination, which may, upon advanced written notice to Holders, be renewed for an additional sixty-day period (such period a “Blackout Period”); provided, the Company shall not have the right to initiate a Blackout Period more than two times in any twelve month period.

(b) Any delivery by the Company of notice of an Information Blackout during the forty-five (45) days immediately following effectiveness of any registration statement effected pursuant to Section 2(a) hereof shall give the Holders the right, by written notice to the Company within twenty (20) Business Days after the end of such Blackout Period, to cancel such registration.

(c) If one or more Information Blackouts should occur, then (1) the applicable periods of time that Holders may require the Company to effect the number of Demand Registrations or Shelf Takedowns set forth in Section 2(b) shall be extended by an aggregate number of days equal to the total number of days in the Blackout Period(s) and (2) the termination of this agreement pursuant to Section 23 hereof shall be extended by an aggregate number of days equal to the total number of days in the Blackout Period(s).

8.	RULE 144.

With a view to making available to the Holders of Registrable Securities the benefits of Rule 144 under the Securities Act, the Company shall use commercially reasonable efforts to comply with the filing requirements described in Rule 144(c)(1) or any successor thereto. Upon the written request of Holders, the Company will deliver a written statement as to whether it has complied with the filing requirements under Rule 144(c)(1) or any successor thereto and will cooperate in all reasonable respects with the Holders (including facilitating the delivery of customary opinions of counsel) to remove any restrictive legends contained on any certificates (other than those required by applicable Law) so as to facilitate a sale by the Holders of such shares under Rule 144.

9.	PREPARATION; REASONABLE INVESTIGATION; INFORMATION

(i) In connection with the preparation and filing of each registration statement registering Registrable Securities under the Securities Act, (i) the Company will give the Holders and underwriters, if any, and their respective counsel and accountants, drafts of such registration statement for their review and comment prior to filing, (ii) during normal business hours and subject to such reasonable limitations as the Company may impose to prevent disruption of its business, the Company will provide the underwriters, its counsel and accountants, as well as counsel and accountants to Holders (the “Inspectors”), reasonable and customary access to the Company’s books and records, including, if reasonably requested, all relevant financial and other records, pertinent corporate documents and properties of the Company (collectively, the “Records”) and cause appropriate officers, managers and employees of the Company to supply all information reasonably requested by any such Inspector as shall be necessary, in the reasonable opinion of such underwriters, its counsel and Holder’s counsel, to conduct a reasonable investigation within the meaning of the Securities Act; provided, however, the Company shall not be required to provide any information if (A) the Company believes, after consultation with counsel for the Company, that to do so would cause the Company to forfeit any attorney-client privilege that was applicable to such information or (B) either (1) the Company has requested and been granted from the SEC confidential treatment of such information contained in any filing with the SEC or documents provided supplementally or otherwise or (2) the Company reasonably determines in good faith that such Records are confidential and so notifies the Inspectors in writing; unless prior to furnishing any such information with respect to clause (1) or (2) such Holder requesting such information enters into, and causes each of its Inspectors to enter into, a confidentiality agreement on terms and conditions reasonably acceptable to the Company; provided, further, that each Holder agrees that it will, upon learning that disclosure of such Records is sought in a court of competent jurisdiction or by another governmental authority, give notice to the Company and allow the Company, at its expense, to undertake appropriate action seeking to prevent disclosure of the Records deemed confidential, and (iii) without limiting the generality of Section 9(b), as a condition precedent to including any Registrable Securities in any such registration, the Company may require each Holder and each underwriter, if any, to furnish the Company in writing such information regarding such Holder or underwriter and the distribution of such Registrable Securities as the Company may from time to time reasonably request in writing or as shall be required by applicable Law or the SEC in connection with any registration.

(b) Not less than five (5) Business Days before the expected filing date of each registration statement pursuant to this Agreement, the Company shall notify each Holder of Registrable Securities who has timely provided the requisite notice hereunder entitling such Holder to register Registrable Securities in such registration statement of the information, documents and instruments from such Holder that the Company or any underwriter reasonably requests in connection with such registration statement, including a questionnaire, custody agreement, power of attorney, lock-up letter and underwriting agreement (the “Requested Information”). If the Company has not received, on or before the second (2nd) Business Day before the expected filing date, the Requested Information from such Holder, the Company may file the registration statement without including Registrable Securities of such Holder. The failure to so include in any registration statement the Registrable Securities of a Holder of Registrable Securities (with regard to that registration statement) shall not result in any liability on the part of the Company to such Holder.

10.	INDEMNIFICATION AND CONTRIBUTION.

(a) In the case of each offering of Registrable Securities made pursuant to this Agreement, the Company shall, to the extent permitted by applicable Law, indemnify and hold harmless each Holder and its Affiliates and their respective officers, directors, members and shareholders, each Person, if any, who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) such Holder or such other indemnified Person and the officers, directors, members and shareholders of each such controlling Person, (“Holders Indemnitees”), from and against any and all claims, liabilities, losses, damages, judgments, fines, penalties, charges, amounts paid in settlement, expenses of investigation and reasonable and documented attorneys’ fees and expenses (“Losses”), as incurred, arising out, caused by, resulting from or based upon any untrue statement or alleged untrue statement of a material fact contained in the registration statement (or in any preliminary prospectus, Free Writing Prospectus or final prospectus included therein) relating to the offering and sale of such Registrable Securities, or any amendment thereof or supplement thereto, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus only, in light of the circumstances under which they were made) not misleading and; provided, that the Company shall not be liable to any Holders Indemnitee in any such case to the extent that any Losses arises out of, or is based upon, any information furnished to the Company in writing by or on behalf of Holders specifically for use in the preparation of the registration statement (or in any preliminary or final prospectus included therein), or any amendment thereof or supplement thereto or due to such furnished information having an omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading.

(b) In the case of each offering of Registrable Securities made pursuant to this Agreement in which a Holder is participating, Holders shall, jointly and severally, indemnify and hold harmless the Company and its Affiliates and their respective officers, directors, members and shareholders and each Person, if any, who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) the Company and such other indemnified Persons and the officers, directors, members and shareholders of each such controlling Person (the “Company Indemnitees”), from and against any and all Losses arising out of or based upon, any information contained in the registration statement (or in any preliminary prospectus, Free Writing Prospectus or final prospectus included therein) relating to the offering and sale of such Registrable Securities or any amendment thereof or supplement thereto, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus only, in light of the circumstances under which they were made) not misleading, but in each case only to the extent that such untrue statement is contained in, or such fact is omitted from, information furnished in writing to the Company by or on behalf of Holders specifically for use in the preparation of such registration statement (or in any preliminary or final prospectus included therein). The aggregate liability of the Holders under this Section 10(b) shall not exceed the total net proceeds received by all such Holders from such offering giving rise to such liability.

(c) In case any proceeding (including any governmental investigation) shall be instituted involving any Person in respect of which indemnity may be sought pursuant to this Section 10, such Person (the “indemnified party”) shall promptly notify the Person against whom such indemnity may be sought (the “indemnifying party”) in writing; provided that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations provided for in Section 10(a) or (b), except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. In case any such proceeding shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel of its choosing and shall pay as incurred the reasonable fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel at its own expense.

Notwithstanding the foregoing, the indemnifying party shall pay as incurred the fees and expenses of one specified counsel retained by the indemnified party in the event (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel, in the written opinion of such counsel, would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm for all such indemnified parties. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent but if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such judgment. No indemnifying party will consent to entry of any judgment or enter into any settlement which (A) does not include as an unconditional term the giving by the claimant or plaintiff, to the indemnified party, of a release from all liability in respect of such claim or litigation or (B) involves the imposition of equitable remedies or the imposition of any non-financial obligations on the indemnified party.

(d) If the indemnification provided for in this Section 10 is held by a court of competent jurisdiction to be unavailable in respect of any losses, claims, damages or liabilities (or actions or proceedings in respect thereof) referred to herein, then each indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) in proportion as is appropriate to reflect the relative fault of all parties in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions or proceedings in respect thereof), as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Parties agree that it would not be just and equitable if contributions pursuant to this Section 10(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 10(d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions or proceedings in respect thereof) referred to above shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 10(d), no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation and no indemnifying party shall be required to contribute any amount in excess of the amount by which the total price at which the securities were offered to the public by the indemnifying party exceeds the amount of any damages which the indemnifying party has otherwise been required to pay by reason of an untrue statement or omission.

(e) The indemnity provided for hereunder shall not inure to the benefit of any indemnified party to the extent that such indemnified party failed to comply with the applicable prospectus delivery requirements of the Securities Act as then applicable to the Person asserting the loss, claim, damage or liability for which indemnity is sought. The indemnification provided for under this Agreement shall survive the transfer of the Registrable Securities (but shall not inure to the benefit of any transferee, other than a Holder) and the termination of this Agreement.

11.	EXPENSES.

In connection with any registration under this Agreement, the Company shall pay all Registration Expenses. Holders shall be responsible for all other expenses incurred in connection with such registration, including any underwriting discounts, selling commissions, brokerage fees and stock transfer taxes attributable to the sale of Registrable Securities by the Holders, or the fees and expenses of any legal counsel and any other advisors engaged by the Holders.

12.	MERGER OR CONSOLIDATION.

In the event the Company engages in a merger or consolidation in which the shares of Common Stock are converted into securities of another company, appropriate arrangements will be made so that the registration rights provided under this Agreement continue to be provided to Holders by the issuer of such securities.

13.	NOTICES.

All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)	if to Holders, to:

c/o The Blackstone Group L.P.

345 Park Avenue

New York, New York 10154

Attention: Daniel Lee

Telephone No.: (212) 583-5000

Facsimile No.: (212) 583-5749

with a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention: Richard Fenyes, Esq.

Telephone No.: (212) 455-2000

Facsimile No.: (212) 455-2502

And

Simpson Thacher & Bartlett LLP

1999 Avenue of the Stars

29th Floor

Los Angeles, CA 90067

Attention: Dan Clivner, Esq.

Telephone No.: (310) 407-7500

Facsimile No.: (310) 407-7502

(b)	if to the Company, to:

The Hillshire Brands Company

400 South Jefferson Street

Chicago, Illinois 60607

Attention: General Counsel

Telephone No.: 312-614-7962

Facsimile No.: 312-614-6533

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

155 North Wacker Drive

Chicago, Illinois 60606

Attention: Rodd M. Schreiber, Esq.

Telephone No.: (312) 407-0700

Facsimile No.: (312) 407-0411

and

Skadden, Arps, Slate, Meagher & Flom LLP

4 Times Square

New York, New York 10036

Attention: Michael A. Civale, Esq.

Telephone No.: (212) 735-3000

Facsimile No.: (212) 735-2000

14.	ENTIRE AGREEMENT; THIRD PARTY BENEFICIARIES; AMENDMENT; WAIVER.

This Agreement (including, to the extent referred to in this Agreement, the Merger Agreement, together with the several agreements and other documents and instruments referred to herein or therein or annexed hereto or thereto) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and thereof and (b) other than as provided in Section 10, is not intended to confer any rights, benefits, remedies, obligations or liabilities upon any Person other than the Parties hereto and their respective successors and assigns. This Agreement may not be amended, modified or supplemented, except by an instrument in writing signed on behalf of each of the Parties hereto. Any agreement on the part of a Party to any waiver of any obligation of the other Parties shall be valid only if set forth in an instrument in writing signed on behalf of such waiving Party. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise by any Party of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

15.	PARAGRAPH HEADINGS; INTERPRETATION.

The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. “Include,” “includes,” and “including” shall be deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “will” shall be construed to have the same meaning and effect as the word “shall.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any contract, instrument or Law defined or referred to herein means such contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of contracts or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. This Agreement is the product of negotiations by the Parties having the assistance of counsel and other advisers. It is the intention of the Parties that this Agreement not be construed more strictly with regard to one Party than with regard to the others.

16.	APPLICABLE LAW.

This Agreement shall be governed and construed in accordance with the Laws of the State of New York without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

17.	SEVERABILITY.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic and legal substance of the transactions contemplated hereby, taken as a whole, are not affected in a manner materially adverse to any Party hereto. Upon any such determination, the Parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties as closely as possible and to the end that the transactions contemplated hereby shall be fulfilled to the maximum extent possible.

18.	ENFORCEMENT; EXCLUSIVE JURISDICTION.

The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the district courts of the State of Maryland or, if under applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any federal court located in the State of New York without proof of actual damages or otherwise, this being in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy. In addition, each of the Parties hereto (a) consents to submit itself, and hereby submits itself, to the personal jurisdiction of the district courts of the State of New York and any federal court located in the State of New York, in the event any dispute arises out of this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and agrees not to plead or claim any objection to the laying of venue in any such court or that any judicial proceeding in any such court has been brought in an inconvenient forum, (c) agrees that it will not bring any action relating to this Agreement in any court other than the district courts of the State of New York or, if under applicable Law exclusive jurisdiction is vested in the federal courts, any federal court located in the State of New York and (d) consents to service of process being made through the notice procedures set forth in Section 13.

19.	WAIVER OF JURY TRIAL.

EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

20.	COUNTERPARTS.

This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the Parties and delivered to the other Parties (including by facsimile or via portable document format (.pdf)), it being understood that all Parties need not sign the same counterpart.

21.	SUCCESSORS AND ASSIGNS.

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto (whether by operation of law or otherwise) without the prior written consent of the other Parties, provided, however, that any Blackstone Fund may assign its rights and obligations under this Agreement in whole or in part to any Stockholder in connection with a Permitted Transfer (as defined in the Stockholders Agreement). Any such assignment without such consent shall be null and void. Subject to the foregoing, this Agreement will inure to the benefit of and be binding on the Parties and their respective successors and permitted assigns.

22.	PUBLICATION.

Each Holder (i) hereby consents to and authorizes the publication and disclosure by the Company in any press release or registration statements filed with the SEC (including any documents and schedules filed in connection therewith) or other disclosure document required in connection with the transactions contemplated hereby, its identity and the nature of its commitments, arrangements and understandings pursuant to this Agreement and such other information required in connection with such publication or disclosure (“Stockholder Information”), and (ii) hereby agrees to cooperate with the Company in connection with such filings, including providing Stockholder Information requested by the Company. As promptly as practicable, each Holder shall notify the Company of any required corrections with respect to any Stockholder Information supplied by a Holder, if and to the extent such Holder becomes aware that any such Stockholder Information shall have become false or misleading in any material respect.

23.	EFFECTIVE DATE; TERMINATION.

This Agreement shall be effective as of the Closing Date, and if the Merger Agreement is terminated in accordance with its terms, then this Agreement shall terminate and be null and void ab initio. After the Closing Date, this Agreement shall automatically terminate on the earlier of (x) the date that the Holders cease to hold Registrable Securities representing more than two percent (2%) of the outstanding Common Stock and (y) three (3) years from the Rights Effective Date as extended pursuant to Section 7(c) hereof. If this Agreement is terminated pursuant to this Section 23, this Agreement shall immediately then be terminated and be of no further force and effect, except for the provisions set forth in Sections 10 through 23 shall survive such termination.

[Signature Page Follows.]

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the Parties as of the date first above written.

THE HILLSHIRE BRANDS COMPANY

By:	/s/ Sean M. Connolly
	Name:	Sean M. Connolly
	Title:	President and Chief Executive Officer

[Signature Page to Registration Rights Agreement]

BLACKSTONE CAPITAL PARTNERS V L.P.

By:	Blackstone Management Associates V L.L.C., its general partner

By:	BMA V L.L.C., its sole member

By:	/s/ Prakash Melwani
	Name:	Prakash Melwani
	Title:	Senior Managing Director

BLACKSTONE CAPITAL PARTNERS V-AC L.P.

By:	Blackstone Management Associates V L.L.C., its general partner

By:	BMA V L.L.C., its sole member

By:	/s/ Prakash Melwani
	Name:	Prakash Melwani
	Title:	Senior Managing Director

BLACKSTONE FAMILY INVESTMENT PARTNERSHIP V L.P.

By:	BCP V Side-by-Side GP L.L.C., its general partner

By:	/s/ Prakash Melwani
	Name:	Prakash Melwani
	Title:	Senior Managing Director

[Signature Page to Registration Rights Agreement]

BLACKSTONE FAMILY INVESTMENT PARTNERSHIP V-SMD L.P.

By:	Blackstone Family GP L.L.C., its general partner

By:	/s/ Prakash Melwani
	Name:	Prakash Melwani
	Title:	Senior Managing Director

BLACKSTONE PARTICIPATION PARTNERSHIP V L.P.

By:	BCP V Side-by-Side GP L.L.C., its general partner

By:	/s/ Prakash Melwani
	Name:	Prakash Melwani
	Title:	Senior Managing Director

BCPV PINNACLE HOLDINGS LLC

By:	/s/ Prakash Melwani
	Name:	Prakash Melwani
	Title:	Senior Managing Director

[Signature Page to Registration Rights Agreement]